Exhibit 99.2


                              JOINT
                          PRESS RELEASE

                     NEW MEXICO BANK & TRUST
                  FIRST NATIONAL BANK OF CLOVIS


Contacts:

James A. Clark                                Daniel L. Hardisty
Chairman                                                Chairman
New Mexico Bank & Trust            First National Bank of Clovis
6501 Americas Parkway NE                         709 Pile Street
Suite 100                                           P.O. Box 730
Albuquerque, NM 87110                   Clovis, New Mexico 88101
(505) 830-8102                                    (505) 762-4741

FOR IMMEDIATE RELEASE

           FIRST NATIONAL BANK OF CLOVIS TO JOIN WITH
             NEW MEXICO BANK & TRUST OF ALBUQUERQUE

     James A. Clark, Chairman of the Board of New Mexico Bank & Trust of Albuquerque, and Dan Hardisty, Chairman of the Board of First National Bank of Clovis, announced today that a definitive agreement had been signed which will result in First National merging into New Mexico Bank & Trust. The transaction is subject to the approval of the appropriate regulatory agencies as well as the shareholders of National Bancshares, Inc., the holding company of First National. The transaction is expected to be completed by the spring of next year.

     Jim Clark, a Clovis native, is one of the original organizers of New Mexico Bank & Trust that opened in Albuquerque in May of 1998. "A group of local bankers were involved in the formation of New Mexico Bank & Trust to ensure a presence of community banks in New Mexico," Clark stated. "We are very excited to further strengthen the presence of community banks in the State through this transaction." Greg Leyendecker, President of New Mexico Bank & Trust, added "First National will be a solid addition to our banking family and is a perfect fit in our efforts to locally service the personal and commercial needs of our customers."

     Dan Hardisty has been President of First National Bank of Clovis since 1981. In 1984, he, along with Stan Hardwick and a group of local investors, purchased controlling interest of the bank. "We are excited about joining our efforts with other like-minded community bankers in New Mexico," Hardisty offered. "This is the only type of transaction we, as a bank, were interested in pursuing. We can only imagine that this will serve to strengthen the community's banking options in New Mexico for the years to come."

     "Clovis area residents shouldn't think of this as another takeover of a locally owned bank because New Mexico Bank & Trust and First National Bank of Clovis both are committed to being community banks. Customers should see no change in service, and no layoffs of current employees are expected as a result of the merger," Hardisty added. In addition, Mr. Hardisty and Mr. Clark will continue as active board members of New Mexico Bank & Trust, which is affiliated with a community banking organization with community banks in four states, and Mr. Hardisty will continue with his involvement in the Clovis bank.